Exhibit 99.1

Innovus Pharmaceuticals Reports Nine Month Net Revenue of $6.4 million and Net Loss Decrease of 51.6% Compared to the Same Period in 2016

Quarterly and Year-to-Date Net Revenue Increase
18.0% and 105.8% When Compared to 2016

FlutiCare™ Launches on November 14, 2017

SAN DIEGO, November 14, 2017 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma” or the “Company”) (OTCQB: INNV), today announced third quarter 2017 net revenue of $2.2 million compared to $1.9 million in net revenue for the same period in 2016. Net revenue for the nine months ended September 30, 2017 was $6.4 million compared to $3.1 million for the same period in 2016.

“We have increased our year-to-date product sales by over 105% when compared to the prior year without the potential added sales of FlutiCare™. This demonstrates our continued ability to generate significant sales growth from new and existing products through our Beyond Human® Sales and Marketing Platform,” stated Bassam Damaj, President and Chief Executive Officer of Innovus Pharma. “Our first commercial batch of FlutiCare™ was received in October and we launched FlutiCare™ today which is one of the largest milestones for the Company. With the launch, we expect to continue the trend of increasing our net revenue while decreasing our loss from operations as we work towards our goal of profitability in 2018,” continued Dr. Damaj.

Financial highlights for the three months ended September 30, 2017 included:

●
Net revenue totaled $2.2 million for the three months ended September 30, 2017, compared to net revenue of $1.9 million for the three months ended September 30, 2016.
●
Net revenue during the third quarter of 2017 was impacted by the natural disasters in Florida and Texas as the Company was unable to advertise its products for a period of time in those regions as a result. These two states generate close to 15% of our total net revenue and have a population of approximately 17 million in our targeted product demographics*.
●
Total operating expense was $3.4 million for the three months ended September 30, 2017 or year over year decrease of $0.7 million or 16.7% when compared to the three months ended September 30, 2016.
●
Loss from operations decreased by $1.0 million or 45.8% to $1.2 million for the three months ended September 30, 2017 compared to the three months ended September 30, 2016.
●
Net loss totaled $1.3 million, or ($0.01) per common share, for the three months ended September 30, 2017 representing a 70.0% decrease year over year. The net loss included $0.5 million in non-cash expense related to the amortization of debt discounts, stock-based compensation and depreciation and amortization. Net loss for the three months ended September 30, 2016 totaled $4.4 million or ($0.04) per common share.
●
Cash used in operations decreased to approximately $577,000 for the three months ended September 30, 2017 compared to approximately $996,000 for the three months ended September 30, 2016.
●
Cash balance totaled $1.3 million at September 30, 2017.

Financial highlights for the nine months ended September 30, 2017 included:

●
Net revenue increased 105.8% to $6.4 million for the nine months ended September 30, 2017, compared to net revenue of $3.1 million for the nine months ended September 30, 2016.
●
Gross margin increased to 79.4% for the nine months ended September 30, 2017, higher than gross margin for the nine months ended September 30, 2016 which totaled 77.2%.
●
Total operating expense increased to $10.4 million and included $1.0 million in non-cash share-based compensation and $0.5 million in non-cash depreciation and amortization for the nine months ended September 30, 2017.
●
Net loss totaled $5.0 million, or ($0.03) per common share, for the nine months ended September 30, 2017. The net loss included a non-cash expense of $0.4 million for the loss on extinguishment of debt as a result of the prepayment of the remaining 2016 convertible debentures and settlement of notes payable. The net loss also included interest expense of $0.8 million, of which $0.7 million was non-cash and related to the amortization of debt discounts. Net loss for the nine months ended September 30, 2016 totaled $10.3 million or ($0.12) per common share.

Third quarter 2017 and recent developments:

●
Received our first commercial batch of 220,000 units of FlutiCare™ in October and launched FlutiCare™ in the U.S. in November 2017;
●
Moved corporate and company operations into a new 17,000 square-foot facility in San Diego, CA in November 2017 that will bring in-house the Company’s product fulfillment and inventory storage process. The move is designed to lower product fulfillment costs which will increase our gross product margins and decrease our loss from operations, as well as, provide the necessary office space to accommodate our expected revenue growth in 2018;
●
The combination of Apeaz™ cream for arthritis pain relief and ArthriVarx™, a supplement designed to maximize and support joint health, launched under the Beyond Human® Sales and Marketing Platform in July 2017;
●
Entered into an agreement with ACON Laboratories, Inc. to offer our customers a new FDA cleared urinary tract infection test in combination with their purchase of UriVarx™ and an FDA cleared glucose monitoring meter and test strips called the GlucoGorx™ Kit with their purchase of GlucoGorx™, the Company’s upcoming supplement for diabetic patients;
●
Received approval as a Natural Health Product by Health Canada for UriVarx™ for the indication to reduce symptoms of overactive bladder in September 2017 and for Vesele® to help improve nitric oxide production in symptoms of sexual dysfunction in October 2017;
●
Continued expansion of patent portfolio by receiving first Notification to Grant a Patent Right for Sensum+® in China in October 2017. Innovus Pharma has currently fourteen (14) issued patents and eight (8) patent applications covering several of its products and has licensed in an additional four (4) patents and five (5) patent applications from third parties covering additional products;
●
Expanded the exclusive license and distribution territory under our agreement with Densmore to Singapore and Vietnam in July 2017; and
●
Approval notification as a Class I medical device was received to commercialize Zestra® in Australia in July 2017 and in New Zealand in September 2017.

The Company will host a conference call at 4:15 p.m. ET/1:15 p.m. PT today to discuss the financial results and recent business developments. To participate in the call, please dial 1-877-883-0383 for domestic callers or 1-412-902-6506 for international callers. Participant Elite Entry Number: 5606897. A replay of the call will be available for 30 days.  To access the replay, dial 1-877-344-7529 domestically or 1-412-317-0088 internationally and reference Conference ID: 10113950. The replay will be available shortly after the end of the conference call.

Consolidated Statements of Operations

	(Unaudited) For the Three Months Ended
	September 30,
	2017	2016
Net revenue:
Product sales, net	$2,218,343	$1,882,129
License revenue	2,500	-
Net revenue	2,220,843	1,882,129

Operating expense:
Cost of product sales	480,076	331,227
Research and development	8,736	43,775
Sales and marketing	1,626,630	1,972,155
General and administrative	1,321,001	1,779,048
Total operating expense	3,436,443	4,126,205

Loss from operations	(1,215,600)	(2,244,076)

Other income and (expense):
Interest expense	(104,276)	(3,719,200)
Loss on extinguishment of debt	(89,341)	-
Other income (expense), net	(4,800)	(37)
Fair value adjustment for contingent consideration	69,305	186,813
Change in fair value of derivative liabilities	16,055	1,350,688
Total other expense, net	(113,057)	(2,181,736)

Loss before provision for income taxes	(1,328,657)	(4,425,812)

Provision for income taxes	-	-

Net loss	$(1,328,657)	$(4,425,812)

Net loss per share of common stock – basic and diluted	$(0.01)	$(0.04)

Weighted average number of shares of common stock outstanding – basic and diluted	161,587,934	104,972,645

	(Unaudited) For the Nine Months Ended
	September 30,
	2017	2016
Net revenue:
Product sales, net	$6,426,790	$3,126,112
License revenue	10,000	1,000
Net revenue	6,436,790	3,127,112

Operating expense:
Cost of product sales	1,329,131	714,284
Research and development	26,982	47,667
Sales and marketing	4,869,717	2,257,166
General and administrative	4,207,899	4,012,357
Total operating expense	10,433,729	7,031,474

Loss from operations	(3,996,939)	(3,904,362)

Other income and (expense):
Interest expense	(771,885)	(5,970,450)
Loss on extinguishment of debt	(394,169)	-
Other income (expense), net	(5,622)	1,839
Fair value adjustment for contingent consideration	195,459	164,479
Change in fair value of derivative liabilities	(32,138)	(632,627)
Total other expense, net	(1,008,355)	(6,436,759)

Loss before provision for income taxes	(5,005,294)	(10,341,121)

Provision for income taxes	3,200	-

Net loss	$(5,008,494)	$(10,341,121)

Net loss per share of common stock – basic and diluted	$(0.03)	$(0.12)

Weighted average number of shares of common stock outstanding – basic and diluted	152,325,196	86,498,234

Condensed Consolidated Balance Sheet Data

	September 30,	December 31,
	2017	2016
	(Unaudited)	(1)
Assets
Cash	$1,315,059	$829,933
Accounts receivable, net	27,526	33,575
Prepaid expense and other current assets	265,217	863,664
Inventories	640,055	599,856
Intangible assets & other non-current assets	5,429,548	5,900,350
Total assets	$7,677,405	$8,227,378

Liabilities & Stockholders' Equity
Accounts payable and accrued expense	$1,356,057	$1,210,050
Total accrued compensation	2,733,091	2,299,593
Deferred revenue and customer deposits	-	11,000
Accrued interest payable	21,353	47,782
Total notes payable and non-convertible debenture, net of discount	780,056	681,127
Total derivative liabilities	74,151	483,744
Total contingent consideration	1,490,458	1,685,917
Convertible debentures, net of discount	-	714,192
Total stockholders' equity	1,222,239	1,093,973
Total liabilities and stockholders’ equity	$7,677,405	$8,227,378

(1) The Condensed Consolidated Balance Sheet Data has been derived from the audited consolidated financial statements as of that date.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging OTC consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to be a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products, men’s and women’s health supplements, related diagnostics and medical devices. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC, as well as related products.

For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.urivarx.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.prostagorx.com; www.fluticare.com; www.allervarx.com; and www.apeaz.com.

* Population data for Florida and Texas gathered from the 2010 Census Brief from the United States Census Bureau.

Innovus Pharma’s Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its financial results, projected revenues, projected online subscribers and other customers, estimated markets for its products, and statements about achieving its other corporate and business development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Contact:
James S. Painter, III
Emerging Markets Consulting, LLC
Tel: (407) 340-0226
jamespainter@emergingmarketsllc.com